AGREEMENT FOR ILLINOIS STOCK TRANSFER COMPANY SERVICES

I. THIS AGREEMENT made this 31st day of March, 2008 by and between the Illinois Stock Transfer Company (hereinafter "ISTC") and Foxby Corp. (hereinafter "the Client"). See accompanying Rider "A" hereto made part of this contract.

II. THIS AGREEMENT confirms that ISTC and the Client agrees and understands that ISTC will provide:

     o All Transfer Agent Services for the agreed upon Annual Flat Fee /Per Account Fee:
          o    Annual Administrative Fee of One Thousand Dollars ($1,000.00).
          o Annual per Account Base Fee of One Thousand Dollars ($1,000.00) per year.
          o    Annual Account Above the Minimum Base Fee of Six Dollars ($6.00).
          o If incurred, requested, or required, all additional services described in Appendix B, upon your verbal or written request, at the listed fee for each such additional service therein identified, a copy of which exhibits were previously sent to you and are made a part hereof, for a period commencing from May 1, 2008 and extending each calendar year through December 31, 2010. Thereafter this Agreement shall be deemed to continue from full calendar year to full calendar year, unless shortened or extended for a different period by a separate written agreement executed by both ISTC and the client.
SEE ACCOMPANYING RIDER "B" HERETO MADE PART OF THIS CONTRACT.

III. THIS AGREEMENT confirms that Appendix A consists of the annual calendar year services for:

     o    Annual Administration Fee
     o    Annual Flat Fee/Annual Per Accounts Fee, Page A-1
     o    Transfer Agent Services, Pages A-2 thru A-7
     o Termination Fees, Additional Services, Terms and Conditions, Page A-11 (ISTC will waive, for the first year (365 days), the Termination Fee as requested.) o "Optional Dial-Up Access" Page A-12 thru A-13

IV. THIS AGREEMENT confirms that Appendix B consists of the Laundry List Schedule of Fees for any services above and beyond your contract services or as to be quoted and is included as noted in the Pages B-1 through B-8 or as to be quoted.

V. THIS AGREEMENT confirms also that services and fees are as listed in the company outline, a copy of which exhibits were previously sent to you and are made a part hereof.

VI. THIS AGREEMENT confirms that ISTC agrees that it shall perform all services pursuant to this Agreement as required. This contract shall also be binding including any name change(s) or ownership change(s) for the duration of its tenure.

VII. THIS AGREEMENT confirms that the Client will pay ISTC in full for all services and any other expenses incurred in acting for the Client in a timely and current fashion as specified in Appendix A.

VIII. THIS AGREEMENT confirms that this contract shall set prices as shown in Appendix A and Appendix B, unless otherwise noted in those respective Appendixes for the duration of the contract. Any services, including account maintenance, beyond the contract date are on a full calendar year to full calendar year basis.
SEE ACCOMPANYING RIDER "C" HERETO MADE PART OF THIS CONTRACT.

IX. THIS AGREEMENT confirms adoption of all surety bonds covering lost, stolen or destroyed stock certificates now or hereinafter in effect.


X. THIS AGREEMENT confirms that any future issues (classes of stock, such as Preferred Shares, Reverse Split Shares, Warrants, Options, etc.) or account maintenance (proxy voting issues, etc.) shall be included, as a part of this agreement, as well as any additional shares issued or reduced in accordance with the authorized or issued and outstanding positions.

XI. THIS AGREEMENT confirms that ISTC will be held harmless and be indemnified for any monetary legal proceedings, damages, or charges, fees, etc. in handling your record keeping and associate services when acting in accordance with established Securities and Exchange Commission, Stock Transfer Association, Internal Revenue Service or Illinois Stock Transfer Company procedures as required and without negligence.

XII. THIS AGREEMENT confirms that any attorney or other legal fees incurred by representing ISTC or the Client or any other acts will be the responsibility of the Client alone.

XIII. THIS AGREEMENT confirms that ISTC further agrees that, except as may be requested by the Client or required in order for ISTC to perform the services to which it has agreed herein, that it shall not disclose to any third party, any information about a stockholder or any information about the Client, which is provided to it; and without limiting the generality of the foregoing.

XIV. THIS AGREEMENT confirms that this contract may be shortened upon written consent from ISTC and upon a written request from the Client and as approved by ISTC. The balance of any calendar year annual fees will be paid in full before the releasing of any records, correspondence, etc.

XV. THIS AGREEMENT confirms that ISTC also specifically agrees that it will not prepare and offer for sale or lease any list of stockholders of the Client.

XVI. THIS AGREEMENT IN WITNESS WHEREOF has been duly executed as of the 31st day of March, 2008.


ILLINOIS STOCK TRANSFER COMPANY            FOXBY CORP.


By:   /s/Robert G. Pearson                 By:   /s/John F. Ramirez
      ------------------------                   ------------------------------
      Robert G. Pearson                          John F. Ramirez
      President & CEO                      Title:Vice President
                                                 ------------------------------

WITNESS                                    WITNESS

/s/Chris Hall                              /s/Jacob Bukhsbaum
(Signature)                                (Signature)

Chris Hall                                Jacob Bukhsbaum
(Name Printed)                            (Name Printed)

Dated March 31, 2008                       Dated April 3, 2008


RIDER A:

     WHEREAS, the Client wishes to retain ISTC to provide certain transfer agent services with respect to the Client, and ISTC is willing to furnish such services;

     APPOINTMENT. The Client hereby appoints ISTC to provide transfer agent services for the Client, subject to the supervision of the Board of Directors of the Client (the "Board"), for the period and on the terms set forth in this Agreement. ISTC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in this Agreement.

REPRESENTATIONS AND WARRANTIES OF ISTC. ISTC represents and warrants to the Client that:

     (a) ISTC is a corporation duly organized and existing under the laws of the State of Illinois;

     (b) ISTC is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by ISTC to authorize ISTC to enter into and perform this Agreement;

     (c) ISTC has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

     (d) no legal or administrative proceedings have been instituted or threatened against ISTC that would impair its ability to perform its duties and obligations under this Agreement; and

     (e) ISTC's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of ISTC or any law or regulation applicable to ISTC.

REPRESENTATIONS AND WARRANTIES OF THE CLIENT.

     The Client represents and warrants to ISTC that:

     (a) the Client is a corporation duly organized and existing under the laws of the State of Maryland;

     (b) the Client is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and the Client has taken all requisite proceedings to authorize the Client to enter into and perform this Agreement;

     (c) no legal or administrative proceedings have been instituted or threatened against the Client that would impair its ability to perform its duties and obligations under this Agreement; and

     (d) the Client's entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Client or any law or regulation applicable to it.


RIDER B:

SERVICES PROVIDED BY ISTC.

     (a) ISTC will provide the services described herein and in the Appendices subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Client's Articles of Incorporation, By-Laws, applicable laws and regulations, including state escheatment laws which ISTC agrees to comply with on behalf of the Client and shall hold harmless should it fail to perform as represented herein; and all resolutions and policies implemented by the Board.

     (b) The Client may request additional services, additional processing or special reports. Such requests may be provided by ISTC at additional charges. Additional services will be charged at ISTC's standard rates.

RIDER C:

PROPRIETARY AND CONFIDENTIAL INFORMATION.

     ISTC agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Client, all records and other information relative to the Client's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of ISTC's responsibilities and duties hereunder. ISTC may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Client and obtaining approval in writing from the Client, which approval shall not be unreasonably withheld and may not be withheld where the service agent may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by ISTC with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Client.

DUTIES, RESPONSIBILITIES AND LIMITATIONS OF LIABILITY.

     (a) In the performance of its duties hereunder, ISTC shall be obligated to exercise due care and diligence, and to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, ISTC shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, "Client Information") from the Client, its officers, investors, agents, legal counsel, auditor and other service providers (excluding in each case, ISTC and its affiliates) (the Client, collectively with such persons other than ISTC and its affiliates, "Client Representatives") which ISTC reasonably believes to be genuine, valid and authorized. ISTC also shall be entitled to consult with and rely on the advice and opinions of the Client's auditor and of outside legal counsel retained by the Client, as may be reasonably necessary or appropriate in ISTC's sole judgment, as well as all other Client Representatives, in each case at the expense of the Client.

TERMINATION.

          ISTC agrees upon termination of this Agreement:

         (a) to deliver to the successor transfer agent, the Client's records together with such record layouts and additional information as may be necessary to enable the successor transfer agent to utilize the information therein;

         (b) to cooperate with the successor transfer agent in the interpretation of the Client's records;

         (c) to forward all shareholder calls, mail and correspondence to the new transfer agent upon de-conversion; and

         (d) to act in good faith, to make the conversion as smooth as possible for the successor transfer agent and the Client.

NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other):

         (a) If to the Client, to:

                           11 Hanover Square
                           New York, New York 10005
                           Attention:  President

         (b) If to ISTC, to:

                           209 West Jackson Boulevard
                           Suite 903
                           Chicago, IL 60606
                           Attention:  President

         Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first.

ASSIGNABILITY. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that ISTC may, in its sole discretion and upon notice to the Client, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. ISTC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by ISTC provided that ISTC shall remain responsible to the Client for the actions and omissions of such subcontractors as if ISTC had provided such services to the Client.

WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

FORCE MAJEURE. ISTC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, wars, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of ISTC, failures or fluctuations in telecommunications or other equipment.

USE OF NAME. The Client and ISTC agree not to use the other's name nor the names of such other's affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other's affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby.